Exhibit 10.8
ASSIGNMENT AGREEMENT
     This Agreement made as of 6th June 2000 is by and between DR. BENJAMIN CHAIN of 829 Finchley Rd., London NWII 8AJ, UK (the “Assignor”) and MINDSET BIOPHARMACEUTICALS (USA), INC. a Delaware corporation, having an office at c/o Miller, Canfield, Paddock and Stone P.L.L.C., 1450 Broadway, New York, New York 10018 (the “Assignee”)
     WHEREAS, Assignor has made certain inventions relating to chimeric peptides which are described in a patent application identified in Schedule A attached hereto (the “Patent Application”);
     WHEREAS, Assignor desires to sell, assign, transfer and convey to Assignee, its successors and assigns, Assignor's entire right, title and interest throughout the world in and to the aforesaid Patent Application and patents issuing thereon to the full end of the term or terms of any said patents;
     AssigneeAssigneeAssignor;
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:
     1. Definitions
          (a) “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.
          (b) “Assignee Entity” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, Assignee; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors,
          (c) “Date of First Commercial Sale” shall mean the date the Product is first sold, marketed, or publically made available for sale. Product distributed or used for clinical trial purposes shall not be considered sold, marketed or made publicly available for sale and shall not constitute first commercial sale
          (d) “Product” shall mean all products, drugs, diagnostic reagents, diagnostic methods, therapeutic agents and therapeutic methods covered in whole or in part by a Valid Claim contained in any Patent in the country in which any such product or any part thereof is made, used or sold or a method which is covered in whole or in part by a Valid Claim contained in any Patent Rights in the country in which any such process is used or in which such product or part thereof is used or sold.
          (e) “Net Sales” shall mean the total amount invoiced in connection with sales of the Product to any person or entity that is not a Assignee Entity or a licensee or sublicensee of Assignee or a Assignee Entity, after deduction of all of the following to the extent applicable to such sales:
less: (A) credits and allowances or adjustments (consistent with generally accepted accounting principles,) granted to such customers on account of rejections, recalls or returns of the Product previously sold; and (B) any trade and cash discounts, rebates, including government rebates, granted in connection with sale of Product to such customers; (C) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; and (D) outbound transportation prepaid or allowed, amounts allowed or credited on returns, export licenses, import duties, value added tax, and prepaid freight.
          (f) “Payment Term” shall mean the period of time commencing on the date hereof and continuing on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years) from the Date of First Commercial Sale in such country or until the expiration date of the Patent, whichever shall be later.
          (g) Valid Claim” shall mean a claim of the Patent which has not expired and which has not been held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and which has not been admitted to be invalid through reissue or disclaimer or otherwise.
     2. Payments for Assignment
          (a) In consideration for the assignment of the Patent Application by Assignor to Assignee, and during the Payment Term, with respect to each Product, Assignee shall pay to Assignor a royalty of one and one half per cent (1.5%) of the Net Sales of Assignee or of any Assignee Entity or of a licensee or sublicensee of Patents of Assignee or any Assignee Entity, Assignee shall inform Assignor in writing of the Date of First Commercial Sale with respect to each Product in each country as soon as practicable after making of each such First Commercial Sale.
          (b) For the purpose of computing the royalties due to Assignor hereunder, the year shall be divided into two parts ending on June 30 and December 31. Not later than ninety (90) days after each December and June in each Calendar Year during the Payment Term, Assignee shall submit to Assignor a full and detailed report of royalties or payments due Assignor under the terms of this Agreement for the preceding half year (hereinafter “the Half-Year Report”), setting forth the Net Sales upon which such royalties are computed and including at least
(i)	the quantity of Products used, sold, transferred or otherwise disposed of;

(ii)	the selling price of each Product;

(iii)	the deductions permitted under subsection 1.e. hereof to arrive at Net Sales; and

(iv)	the royalty computations and subject of payment.
If no royalties or other payments are due, a statement shall be sent to Assignor stating such fact. Payment of the full amount of any royalties or other payments due to Assignor for the preceding half year shall be made on even date with each Half-Year Report on royalties and payments.
          (c) Within ninety (90) days after the end of each Calendar Year, commencing on the Date of First Commercial Sale Assignee shall furnish Assignor with a report (hereinafter “the Annual Report”), certified by the President or Chief Financial Officer of Assignee relating to the royalties and other payments due to Assignor pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 3.b. above in respect of the Half-Year Report.
          (d) On reasonable notice and during regular business hours, Assignor or the authorized representative of Assignor shall each have the right to inspect the books of accounts, records and other relevant documentation of Assignee or of Assignee Entity insofar as they relate to the production, marketing and sale of the Products, in order to ascertain or verify the amount of royalties and other payments due to Assignor hereunder, and the accuracy of the information provided to Assignor in the aforementioned reports.

Method of Payment
          (e) Royalties and other payments due to Assignor hereunder shall be paid to Assignor in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.
     3. Liability and Indemnification
          (a) Assignee shall indemnify, defend and hold harmless Assignor and his heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by Assignee or by licensees or sublicensees, Assignee Entity or agent of Assignee of any Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.
          (b) With respect to an Indemnitee, Assignee’s indemnification under subsection (a) of this Section 4 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful default of any such Indemnitee.
Assignee agrees, at its own expense, to provide attorneys reasonably acceptable to Assignor to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought and Assignee shall have conduct of the defense to any such actions.
     4. Expiry and Termination
          (a) This Agreement shall expire upon the expiration of the Payment Term in all countries.
          (b) Any amount payable hereunder by Assignee to Dr. Chain, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

          (c) Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.
Representation and Warranties by Assignee
          Assignee hereby represents and warrants to Assignor as follows:
     (1) Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Assignee has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Assignee.
     (2) There is no pending or, to Assignee’s knowledge, threatened litigation involving Assignee which would have any effect on this Agreement or on Assignee’s ability to perform its obligation hereunder; and
     (3) There is no indenture, contract, or agreement to which Assignee is a party or by which Assignee is bound which prohibits or would prohibit the execution and delivery by Assignee of this Agreement or the performance or observance by Assignee of any term or condition of this Agreement.
     5. Miscellaneous
          (a) If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.
          (b) This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.
          (c) Any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and the parties hereby consent to personal jurisdiction of such courts in any action.
          (d) All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, with a national postal service by registered or certified mail (airmail if international), addressed as follows:

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To Dr. B. Chain:	829 Finchley Rd.
London NWII 8AJ
UK

To Assignee	Assignee Biopharmaceuticals (USA) Inc.
8 Hamarpeh Street
Building 12
Har Hozim Jerusalem 97774 Israel

Attention: Dr. Daniel Chain
or such other address or addresses as any party may hereafter specify by written notice to the others. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.
          (e) This Agreement (and the annexed Schedule) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by all parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between Assignee and Assignor in connection with the subject matter hereof.
          (f) No waiver by any party of any non-performance or violation by any other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.
          (g) The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.
          (h) It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

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     IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above written.

/s/ B. Chain

Dr. Benjamin Chain
LONDON
UK
     On this 6th day of June 2000, personally appeared B.Chain, to me known and know to me to be                                          , the assignor above named, and acknowledged that he executed the foregoing Assignment on behalf of said assignor pursuant to authority duly received.

/s/ Michelle Vinder

Witness
Michelle Vinder
829 Finchley Rd., London

Minset Biopharmaceuticals (USA), Inc.

	By:	/s/ Daniel Chain

Name: Daniel Chain
Title: President

STATE OF )
)
COUNTY OF )

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